Exhibit 10.13

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) confirms the understanding between David Schreiber (“Schreiber”) and Vermillion, Inc. (“the Company”) pursuant to which the Company has retained Schreiber to provide consulting services of the type described below (collectively, the “Services”), on the terms and subject to the conditions set forth herein, in connection with the matters referred to herein.

1.Scope of Services and Compensation

(a)Schreiber agrees to perform for the Company, beginning immediately upon the signing of this Agreement, the Services in relation to the Company’s evaluation and assessment of the feasibility of various business strategies and operational plans as outlined by the Company’s CEO.

(b)Schreiber will also perform other duties from time to time as are reasonably requested by Company and agreed to by Schreiber.

(c)During the term of this Agreement, Schreiber will be paid $375-per hour for performing the Services.  Notwithstanding the preceding sentence, Schreiber will be paid a minimum of $51,750 for aperiod from the date hereof and ending on April 1, 2016 (which represents compensation for 138 hours of Services).  Travel time will not be billed for. An additional 62 hours will be performed as a professional courtesy resulting from a previous agreement.These 62 hours will not be billed for.

(d)The Company shall make payments for Services to Schreiber promptly upon presentation of a statement of services rendered.  Schreiber will invoice the Company on a monthly basis.

(e) The Company shall reimburse Schreiber for his reasonable out of pocket costs, including meals, travel, lodging, parking and other expenses incurred in connection with the performance of his duties under this Agreement.Travel time is not billed for.

2.Period of Performance and Exclusivity

(a)Unless otherwise extended by the parties, this Agreement shall run for an initial period of three (3) months from the date hereof (the “Initial Term”), and shall automatically renew for additional three (3) month terms unless either party  provides written notice of its intent not to renew (in each case, if any, a “Renewal Term”).  The Initial Term and any Renewal Terms shall constitute the “Term”.

(b)During the term of this Agreement, Schreiber shall not perform Services related to the Company’s business for any person during the term of this Agreement other than the Company, or an affiliate of the Company, without the Company’s prior written consent.

3.Termination.

(a)This Agreement may be terminated by either Schreiber or the Company at any time upon five (5) days prior written notice.  Upon such a termination, Schreiber shall be entitled to all accrued payments and reimbursement of expenses permissible under this Agreement and due to him on the date of termination.  In addition, if this Agreement is terminated by the Company before the conclusion of the Term, Schreiber shall be entitled to receive any amounts due pursuant to the minimum guaranty payment set forth in Section 1(c).

(b)The parties acknowledge that the provisions of Sections 1, 4 and other provisions, which may be reasonably interpreted to be intended to do, so shall survive the expiration or termination of this Agreement.

4.Indemnification.

The Company shall indemnify and hold harmless Schreiber from and against any and all claims, damages, losses and judgments (including reasonable attorneys’ fees and costs) arising from or related to this Agreement, except to the extent that the matter giving rise to such claim for indemnity was the result of fraud, bad faith, recklessness, willful misconduct, the commission of a felony or the gross negligence of Schreiber.

5.Contractual Relationship

In performing the services under this Agreement, Schreiber shall operate as, and have the status of, an independent contractor.  Schreiber shall not have authority to enter into any contract binding the Company or create any obligations on the part of the Company except as shall be specifically authorized by the Company.  The Company and Schreiber will be mutually responsible for determining methods for performing the services described in Section 1 hereof.

6.Representatives and Notices

All notices provided for herein shall be in writing, and may be served personally to the Fund representative or its assigns and/or a representative of Schreiber, at their respective places of business, or by registered mail to the address of each party, or may be transmitted by facsimile.

7.Arbitration/Jurisdiction of the Court

Any claim or controversy arising out of, or relating to, this agreement, or breach thereof, which is not settled between the signatories themselves, shall be settled by an independent arbitrator, mutually acceptable to both parties.  Jurisdiction for any legal action is stipulated by the parties to lie in the State of New York.

8.Miscellaneous

This Agreement constitutes the entire agreement between the Company and Schreiber relating to the provisions of the Services on and after the date of this Agreement and may not be assigned without the prior written consent of the other party.  It supersedes all prior communications, representations or agreements, whether oral or written, with respect to the subject matter hereof, and has not been induced by any representations, statements or agreements other than those expressed herein.  No agreements, hereafter made between the parties shall be binding on either party unless reduced to writing and signed by an authorized officer of the party bound.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

This Agreement shall be, in all respects, interpreted and construed, and the rights of the parties hereto governed, by the laws of the State of Connecticut without regard to its conflicts of laws provisions.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Consulting Agreement to be executed as of this 18th day of January, 2016.

       Vermillion Inc.

By: /s/ Eric J. Schoen

By:  Eric J. Schoen

Title:  Vice President of Finance and Chief Accounting Officer

/s/ David Schreiber

               David Schreiber